EXHIBIT 99.1

QCR Holdings, Inc. Announces Repurchase of Warrant From U.S. Treasury

MOLINE, Ill., Nov. 16, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) announced today that the Company has completed the repurchase of the common stock warrant ("Warrant") held by the U.S. Department of Treasury ("Treasury"). The 10-year Warrant was issued on February 13, 2009 as part of the Company's participation in the Treasury's voluntary Capital Purchase Program ("CPP"), and entitled Treasury to purchase 521,888 shares of the Company's common stock at an exercise price of $10.99 per share. The Company paid $1.1 million to Treasury to repurchase the Warrant, and simultaneous with the repurchase the Company cancelled the Warrant.

Transaction Completes Exit from the Capital Purchase Program

On September 15, 2011, concurrent with the Company's participation in the Small Business Lending Fund ("SBLF") and the related investment of $40.1 million in the Company's preferred stock by Treasury, the Company redeemed the $38.2 million of preferred stock that had been issued to Treasury in February 2009 under the CPP.

Douglas M. Hultquist, President and Chief Executive Officer of the Company, commented, "With the redemption of the CPP preferred stock in September, and now the repurchase of the Warrant that had been issued to Treasury under the CPP, we are very pleased to have fully repaid our obligation and conclude our participation in Treasury's Capital Purchase Program."

Mr. Hultquist added, "During our participation in the CPP, from February of 2009 through September of 2011, we paid Treasury a total of $4.9 million in dividends, at the stated dividend rate of 5%. Combined with the $1.1 million Treasury received for the repurchase of the Warrant, Treasury earned a 15.82% total return and a 5.65% annualized return on its $38.2 million preferred stock investment in QCR Holdings."

SBLF an Important Step in Implementing the Company's Long-Term Capital Plan

"We were very pleased to have been approved by Treasury for participation in the SBLF," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Only 43% of the 933 banks in the country that applied for the SBLF program were approved for participation by Treasury. We believe that this speaks directly to the strength of our Company. In addition to allowing the Company to fully redeem the $38.2 million in CPP capital, the SBLF funds also provided a modest increase to our already strong current level of tier 1 capital. The Company and our subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies."

Mr. Gipple added, "The SBLF is an important step in implementing our long-term capital plan as it provides us with up to an additional 25 months of preferred capital at an attractive rate of between 1% and 5%. This will provide the Company with additional flexibility in our stated goal of increasing our tangible common equity through improved earnings and the future conversion of our Series E Preferred Stock to common equity, with the ultimate goal of self generating the excess capital required to redeem the SBLF capital in future years without the need for a dilutive common equity raise. The SBLF program also provides the Company with the opportunity to reduce the dividend rate on the preferred shares during the first 10 quarters they are outstanding if we achieve certain levels of growth in our qualified small business lending. Combined with our 38% increase in earnings for the first three quarters of 2011 over 2010 results, the SBLF capital is an important tool in our mission to drive improved value for our shareholders."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT:   Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745